Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

LSB CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	04-3557612 (I.R.S. Employer Identification No.)
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500
(Address of Principal Executive Offices, Including Zip Code)

LSB Corporation 2006 Stock Option and Incentive Plan
(Full Title of the Plan)

Gerald T. Mulligan
President and Chief Executive Officer
LSB CORPORATION
30 Massachusetts Avenue
North Andover, Massachusetts 01845
978-725-7500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies of all correspondence to:
Kevin J. Handly, Esq.
Gallagher, Callahan & Gartrell, P.C.
112 South Street
Boston, Massachusetts 02111
(617) 426-5349

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum
Title of Securities	Registered	Offering Price Per	Aggregate Offering	Amount of
to be Registered	(2)	Share(3)	Price(3)	Registration Fee
Common Stock, $0.10 par value per share (1)	400,000 shares	$16.7950	$6,718,000	$718.826

(1) This Registration Statement also relates to rights to purchase shares of Series A Preferred Stock (“Rights”) attached to shares of LSB Corporation Common Stock, par value $0.10 per share (the “Common Stock”) pursuant to that certain Rights Agreement dated as of December 19, 1996 by and between Lawrence Savings Bank and State Street Bank & Trust Company (the “Shareholder Rights Plan”).
(2) Represents maximum number of shares of Common Stock available for issuance under the Registrant’s 2006 Stock Option and Incentive Plan (the “Plan”). Pursuant to Rule 416(a), this Registration Statement also registers an indeterminate number of additional shares of Common Stock as may be issued pursuant to the Plan in the event of a stock dividend, stock split, split-up or other similar transaction.
(3) This estimate is made pursuant to rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee on May 31, 2006, utilizing the average of the high and low sale prices reported on the Nasdaq Stock Market on that date.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Officers and Directors
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Ex-5.1 Opinion of Gallagher, Callahan & Gartrell, P.C.
Ex-10.1 LSB Corporation 2006 Stock Option and Incentive Plan
Ex-23.1 Consent of KPMG LLP

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in the requirements of Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.      Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Commission are incorporated in this registration statement by reference:
     (a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”);
     (b)   All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
     (c)   The description of the Common Stock contained in the Current Report on Form 8-K filed by the Registrant on July 2, 2001, with respect to the registration of the Common Stock pursuant to Rule 12g-3(a) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities
     Not applicable.
Item 5.     Interests of Named Experts and Counsel
     Not applicable.
Item 6.     Indemnification of Officers and Directors
     Indemnification. The Registrant, LSB Corporation (the “Company”), is a Massachusetts corporation. Sections 8.51 and 8.56 of the Massachusetts Business Corporation Act (the “MBCA”) provide that a corporation may, subject to certain limitations, indemnify its directors and officers against any liability incurred in any proceeding because of their service as director or officer. Section 8.58 of the MBCA permits a corporation by its articles of organization or bylaws or by a resolution adopted or contract approved by its board of directors or shareholders, to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with Section 8.51 or Section 8.56.
     Section 8.57 of the MBCA provides that a corporation may purchase and maintain insurance against liability incurred by an individual in his or her capacity as officer or director, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such individual against such liability.
     The Company’s By-laws provide that directors and officers of the Company shall, and in the discretion of the Board of Directors, non-officer employees may, be indemnified by the Company against liabilities and expenses arising out of service for or on behalf of the Company. The By-laws provide that such indemnification shall not be provided if it is determined that the action giving rise to the liability was not taken in good faith in the reasonable belief that the action was in the best interests of the Company. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws.
     More specifically, Article VI, Section 1, of the Registrant’s By-laws provides the following definitions relating to the indemnification of directors and officers:
     For purposes of this Article: (a) “Officer” means any person who serves or has served as a Director of the Company or in any other office filled by election or appointment by the stockholders or the Board of Directors and any heirs or personal representatives of such person; (b) “Non-Officer Employee” means any person who serves or has served as an employee of the Company, but who is not or was not an Officer, and any heirs or personal representatives of such person; (c)

“Proceeding” means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.
     Article VI, Section 2, of the Company’s By-laws provides the Company shall indemnify Officers as follows:
     Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Company shall be indemnified by the Company against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.
     Article VI, Section 3, of the Company’s By-laws provides the Company shall indemnify Non-Officer Employees as follows:
     Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Company may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.
     Article VI of the Company’s By-laws also includes certain provisions relating to the scope of the indemnification for officers and directors of the Company and the procedures for determining entitlement to indemnification:
     SECTION 4. Service at the Request or Direction of the Company. No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met: (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Company maintains insurance coverage for the type of indemnification sought. In no event shall the Company be liable for indemnification under Section 2(c) or 3(c) above for any amount in excess of the proceeds of insurance received with respect to such coverage as the Company in its discretion may elect to carry. The

Company may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above. Notwithstanding any other provision of this Section 4, but subject to Section 5 of this Article VI, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Company may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Company to do so.
     SECTION 5. Good Faith. No indemnification shall be provided to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Company. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Company. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are fewer than three (3) disinterested Directors, the determination shall be based upon the opinion of the Company’s regular outside counsel.
     SECTION 6. Prior to Final Disposition. Unless otherwise provided by the Board of Directors or by the committee pursuant to the procedure specified in Section 5 of this Article VI, any indemnification provided for under this Article VI shall include payment by the Company of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.
     SECTION 7. Insurance. The Company may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Company or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.
     SECTION 8. Other Indemnification Rights. Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.

Item 7.      Exemption From Registration Claimed
     Not applicable.
Item 8.      Exhibits
     The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.
4.1	Rights Agreement dated as of December 19, 1996 between Lawrence Savings Bank and State Street Bank and Trust Company, as rights agent incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed July 2, 2001.

4.2	Renewed Rights Agreement dated as of November 17, 2005, between LSB Corporation and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 31, 2006.

*5.1	Opinion of Gallagher, Callahan & Gartrell, P.C.

*10.1	LSB Corporation 2006 Stock Option and Incentive Plan.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Gallagher, Callahan & Gartrell, P.C. (included in Exhibit 5.1 hereto).

*24.1	Powers of Attorney (included on signature page)

* Filed herewith.
Item 9.      Undertakings
The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of North Andover, Commonwealth of Massachusetts, on June 2, 2006.

LSB CORPORATION
By:	/s/ Gerald T. Mulligan
Gerald T. Mulligan
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald T. Mulligan and Diane L. Walker, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerald T. Mulligan Gerald T. Mulligan	President, Chief Executive Officer and Director Principal Executive Officer	June 2, 2006

/s/ Diane L. Walker Diane L. Walker	Executive Vice President, Treasurer and Chief Financial Officer Principal Financial and Accounting Officer	June 2, 2006

/s/ Eugene A. Beliveau Eugene A. Beliveau	Director	June 2, 2006

/s/ Kathleen Boshar Reynolds Kathleen I. Boshar Reynolds	Director	June 2, 2006

/s/ Malcolm W. Brawn Malcolm W. Brawn	Director	June 2, 2006

/s/ Thomas J. Burke Thomas J. Burke	Director	June 2, 2006

/s/ Bryon R. Cleveland, Jr. Bryon R. Cleveland, Jr.	Director	June 2, 2006

/s/ Richard Hart Harrington Richard Hart Harrington	Director	June 2, 2006

/s/ Robert F. Hatem Robert F. Hatem	Director	June 2, 2006

/s/ Marsha A. McDonough Marsha A. McDonough	Director	June 2, 2006

FORM S-8
LSB CORPORATION
EXHIBIT INDEX

Exhibit	Description

4.1	Rights Agreement dated as of December 19, 1996 between Lawrence Savings Bank and State Street Bank and Trust Company, as rights agent incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed July 2, 2001.

4.2	Renewed Rights Agreement dated as of November 17, 2005, between LSB Corporation and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 31, 2006.

*5.1	Opinion of Gallagher, Callahan & Gartrell, P.C.

*10.1	LSB Corporation 2006 Stock Option and Incentive Plan.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Gallagher, Callahan & Gartrell, P.C. (included in Exhibit 5.1 hereto).

*24.1	Powers of Attorney (included on signature page)

*	Filed herewith.